Exhibit 99.1

Company Contact:

Donald H. Walker	Bill Roberts, CTC
Vice President-Finance and CFO	(937) 434-2700
Frisch’s Restaurants, Inc.	Wayne Buckhout, CTC
(513) 559-5202	(937) 434-2700

Frisch’s Reports Record Sales and Earnings for Fiscal 2005

FOR IMMEDIATE RELEASE

Cincinnati, OH—July 29, 2005, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales and earnings for the year ended May 29, 2005.

Sales rose 7.5% to $279,247,122 from $259,701,417 last year. Net earnings for the year rose 38.3% to $14,557,969 compared with $10,529,010 last year. Diluted earnings per share increased to $2.82 per share from $2.05 per share last year. However, the Company recorded a non-taxable gain of $4,440,000 in the third quarter this year from life insurance proceeds realized upon the death of Jack C. Maier, Chairman of the Board. Excluding that gain, earnings for the year were $10,117,969, or $1.96 per diluted share, down 3.9% from last year.

For the twelve week fourth quarter of the fiscal year, revenue rose 3.8% to $65,638,815 from $63,210,675 last year. Earnings increased by 6.1%, rising to $2,772,234 from $2,613,927. Diluted earnings per share were $.54 versus $.51 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales for our Big Boy restaurants increased 1.3% for the year, marking the eighth consecutive annual same store sales increase. However, in the fourth quarter we suffered a 0.1% decline in same store sales. Same store sales for our Golden Corral restaurants declined 6.0% for the year, after declining 10.6% in the fourth quarter. We believe a reduction of consumer discretionary spending power impacted our sales during the fourth quarter.”

At the end of the fiscal year, we operated 88 Big Boys and 30 Golden Corrals. In June, we opened our first restaurant in Pennsylvania, in Uniontown. Construction on three other Golden Corrals is also under way, one of which will mark our entry into the West Virginia market.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name of Frisch’s Big Boy. The Company also operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. All restaurants operated by the Company are located in various regions of Ohio, Indiana, Kentucky and Pennsylvania. Plans are in place to expand Golden Corral operations into certain parts of Michigan and West Virginia.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. The Company also licenses Big Boy restaurants to other operators in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share data)

	Year ended		Twelve weeks ended
	May 29, 2005	May 30, 2004	May 29, 2005	May 30, 2004
Sales	$279,247	$259,701	$65,639	$63,211

Cost of sales
Food and paper	98,570	88,864	23,426	21,957
Payroll and related	92,629	88,061	21,432	21,544
Other operating costs	57,800	53,031	13,779	12,956

	248,999	229,956	58,637	56,457

Gross profit	30,248	29,745	7,002	6,754

Administrative and advertising	13,929	12,752	3,041	2,936
Franchise fees and other revenue	(1,352)	(1,222)	(325)	(293)
(Gains) losses on sale of assets	(87)	(41)	2	—

Operating profit	17,758	18,256	4,284	4,111

Other expense (income)
Interest expense	2,820	2,474	647	600
Life insurance - death benefits in excess of cash surrender value	(4,440)	—	—	—

Earnings before income tax	19,378	15,782	3,637	3,511

Income taxes	4,820	5,253	865	897

NET EARNINGS	14,558	10,529	2,772	2,614

Earnings per share (EPS) of common stock:

Basic net earnings per share	$2.89	$2.11	$.55	$.52

Diluted net earnings per share	$2.82	$2.05	$.54	$.51

Diluted average shares outstanding	5,157	5,136	5,159	5,171

Depreciation included above	$12,116	$10,967	$3,044	$2,634

Opening expense included above	$1,487	$1,780	$341	$347

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	May 29, 2005	May 30, 2004
Assets
Current assets
Cash and equivalents	$306	$294
Receivables	1,390	1,766
Inventories	4,592	4,382
Other current assets	3,494	3,101

	9,782	9,543

Property and equipment	148,202	135,720

Other assets
Goodwill & other intangible assets	2,141	1,864
Property held for sale and land investments	2,832	2,309
Other	2,642	7,412

	7,615	11,585

	$165,599	$156,848

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$12,799	$13,380
Accrued expenses	8,764	8,238
Other	9,399	8,486

	30,962	30,104
Long-term obligations
Long-term debt	29,570	35,227
Other long-term obligations	12,897	12,050

	42,467	47,277

Shareholders’ equity	92,170	79,467

	$165,599	$156,848